Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom
Citigate Sard Verbinnen
212-687-8080

CLOSING OF AMENDED DEBT CONVERSION AGREEMENT
AND PRIVATE PLACEMENT SCHEDULED TO OCCUR ON MARCH 11, 2005

     NEW YORK, NY, March 4, 2005 – Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) announced today that the closing of the previously announced Amended and Restated Debt Conversion Agreement with Frost-Nevada Investments Trust and New Valley Corporation, the holders of Ladenburg’s senior convertible promissory notes, and Ladenburg’s private financing, has been scheduled to take place on March 11, 2005. Pursuant to the Amended and Restated Debt Conversion Agreement, Frost-Nevada Investments Trust and New Valley Corporation will convert their notes, with an aggregate principal amount of $18,010,000, together with the accrued interest of $4,689,107, into 51,778,678 shares of common stock of Ladenburg. Frost-Nevada and New Valley will also each purchase 11,111,111 shares of common stock from Ladenburg for $5,000,000, or $0.45 per share.

     As a result of the foregoing transactions, which were approved by Ladenburg’s stockholders at its Annual Meeting held in January 2005, the net effect on Ladenburg’s balance sheet will be an increase to shareholders’ equity of approximately $32,700,000. Upon consummation of the foregoing transactions, Frost-Nevada (and its affiliates) will be the beneficial owner of approximately 37.2% of Ladenburg’s stock and New Valley will be the beneficial owner of approximately 25.7% of Ladenburg’s stock. However, New Valley has informed Ladenburg that it will distribute the 19,876,358 shares it will receive as a result of the conversion of the notes it holds as a dividend to its stockholders promptly following the closing of such transactions. Following the distribution by New Valley, New Valley would beneficially own approximately 9.3% of Ladenburg’s stock.

     About Ladenburg Thalmann

     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Irvine, California; and Melville, New York. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals.

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